Section 19(a) Notice

CHICAGO, December 30, 2022 – Duff& Phelps Utility and Infrastructure Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on December 15, 2022 (ex-date December 14, 2022).

The following table sets forth the estimated amounts of the Fund’s December’s quarterly distribution, payable December 30, 2022, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	December 2022 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.013	3.6%	$0.013	3.6%
Net Realized Short-Term Capital Gains	0.000	0.0%	0.000	0.0%
Net Realized Long-Term Capital Gains	0.000	0.0%	0.000	0.0%
Return of Capital (or other Capital Source)	0.337	96.4%	0.337	96.4%

Total	$0.350	100.0%	$0.350	100.0%

As of November 30, 2022
Average annual total return on NAV for the 5 years	4.05%
Annualized current distribution rate as a percentage of NAV	10.53%
Cumulative total return on NAV for the fiscal year	9.02%
Cumulative fiscal year distributions as a percentage of NAV	2.63%

You should not draw any conclusions about the Fund’s investment performance from the amount of these distributions or from the terms of the Fund’s managed distribution plan.

The Fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

200 South Wacker Drive • Suite 500 • Chicago IL 60606

Section 19(a) Notice

CHICAGO, March 31, 2023 – Duff & Phelps Utility and Infrastructure Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on March 15, 2023 (ex-date March 14, 2023).

The following table sets forth the estimated amounts of the Fund’s March quarterly distribution, payable March 31, 2023, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	March 2023 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.010	2.9%	$0.010	1.5%
Net Realized Foreign Currency Gains	0.001	0.3%	0.001	0.2%
Net Realized Short-Term Capital Gains	0.000	0.0%	0.000	0.0%
Net Realized Long-Term Capital Gains	0.000	0.0%	0.000	0.0%
Return of Capital (or other Capital Source)	0.339	96.8%	0.689	98.3%

Total	$0.350	100.0%	$0.700	100.0%

As of February 28, 2023
Average annual total return on NAV for the 5 years	4.20%
Annualized current distribution rate as a percentage of NAV	11.82%
Cumulative total return on NAV for the fiscal year	-0.22%
Cumulative fiscal year distributions as a percentage of NAV	5.91%

You should not draw any conclusions about the Fund’s investment performance from the amount of these distributions or from the terms of the Fund’s managed distribution plan.

The Fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

200 South Wacker Drive • Suite 500 • Chicago IL 60606